Exhibit 10.3

CONSENT AND AMENDMENT AGREEMENT

This CONSENT AND AMENDMENT AGREEMENT (this “Consent”), dated as of July 19, 2018, is entered into by and among AEON GLOBAL HEALTH CORP., a Delaware corporation (the “Company”) and each of the holders of the Senior Notes (as such term is defined below) set forth on the signature pages hereto.

WHEREAS, the Company has issued an aggregate principal amount of $3,049,651 of Senior Secured Convertible Notes due March 20, 2019 (the “Senior Notes”);

WHEREAS, the Company’s obligations under the Senior Notes are secured by liens on substantially all of its assets pursuant to that certain Amended and Restated Security Agreement, dated as of March 20, 2017, between the Company and the holders of the Senior Notes, as amended on March 27, 2018 (collectively, the “Security Agreement”);

WHEREAS, the Company wishes to restructure an aggregate principal amount of $1,351,482 of Senior Notes held by Hanif A. Roshan and Optimum Ventures, LLC (the “Exchanging Holders”), pursuant to which the Exchanging Holders would agree to exchange their Senior Notes for new, secured non-convertible debt instruments pursuant to which such Exchanging Holders would make available a maximum of $2.0 million of debt capital to the Company (the “New Credit Facility”), which New Credit Facility would be issued on a parity basis with the Senior Notes;

WHEREAS, the Company and Exchanging Holders wish to obtain the consent of the other holders of the Senior Notes (such other holders being the “Senior Holders”) to the establishment of the New Credit Facility and the issuance of up to an aggregate principal amount of $2.0 million of new senior secured notes under the New Credit Facility, pursuant to which an aggregate principal amount of $1,415,449 would be deemed outstanding as of the date of issuance (the “New Notes”);

WHEREAS, the Company and Senior Holders desire to extend the maturity date of the Senior Notes held by them (the “Convertible Senior Notes”) and to amend certain other terms of the Convertible Senior Notes, as set forth herein; and

WHEREAS, the Company, Exchanging Holders and Senior Holders desire to amend and modify the Security Agreement to permit the establishment of the New Credit Facility and issuance of the New Notes on the terms set forth herein, and the undersigned Senior Holders have agreed to such amendments, modifications and other provisions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     Definitions. As used herein, terms that are defined herein shall have the meanings as so defined, and terms not so defined shall have the meanings as set forth in the Senior Notes and the Security Agreement, as applicable.

SECTION 2.    Amendments to the Security Agreement. In order to ensure that the liens granted to the holders of the New Notes are on parity with the liens granted to secure the obligations arising under the Senior Notes, the Senior Holders hereby agree and covenant to execute and deliver to the Company an amendment to the Security Agreement in the form annexed hereto as Exhibit A (the “Amended Security Agreement”).

SECTION 3.       Amendments to the Convertible Senior Notes. Effective immediately following the issuance of the New Notes to the Exchanging Holders (the “Effective Time”), each of the Convertible Senior Notes is hereby amended as follows:

(a)      The definition of the term “Maturity Date” of each Convertible Senior Note is hereby amended such that from and after the Effective Time, the term “Maturity Date” shall mean March 20, 2020.

(b)      The first sentence of Section 6(a) of each Convertible Senior Note is hereby amended and restated as follows:

“Subject to the provisions of this Section 6(a) and provided that the Company has filed all reports required to be filed by it pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “SEC Reports”), prior to the Optional Redemption Notice Date (defined below), then commencing 30 days following the date that the Company’s Common Stock is listed for trading on a National Securities Exchange and at any time thereafter, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of this Note for cash in an amount equal to the Optional Redemption Amount on the 90th calendar day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date,” such 90 day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”).”

SECTION 4.         Acknowledgement and Consent.

(a)      Each of the Senior Holders executing this Consent hereby acknowledges and consents (i) to the establishment of the New Credit Facility and the issuance by the Company of the New Notes on the terms described herein; (ii) to the amendments to the Security Agreement and grant by the Company of the security interest in the Collateral (as defined in the Amended Security Agreement) to the holders of the New Notes; and (iii) to the modifications to the Convertible Senior Notes set forth herein. The Senior Holders further agree that the New Notes shall constitute “Permitted Indebtedness”, as defined in the Security Agreement, and that the liens granted to the holders of the New Notes under the Amended Security Agreement shall constitute “Permitted Liens”, as defined in the Security Agreement.

(b)     The Senior Holders further acknowledge and agree in all respects that (i) the New Notes shall, upon issuance, be pari passu with the Convertible Senior Notes with regard to priority of payment and in all other respects pertaining to their respective interests under the such instruments; and (ii) regardless of the relative times of attachment or perfection thereof, the security interests granted to the Senior Holders under the Security Agreement shall in all respects be pari passu security interests on parity with the security interests granted or to be granted in the Collateral to the holder of the New Notes pursuant to the Amended Security Agreement. Such Senior Holders confirm and agree that the priorities specified herein are applicable irrespective of the time, order or method of attachment or perfection of security interests or the time or order of filing of financing statements and each agrees not to seek to challenge, to avoid, to subordinate or to contest or directly or indirectly to support any other person in challenging, avoiding, subordinating or contesting in any judicial or other proceeding, including, without limitation, any proceeding involving the Company, the priority, validity, extent, perfection or enforceability of any lien held by the holders of the New Notes in all or any part of the Collateral.

SECTION 5.       Representations and Warranties. Each of the parties hereto represents and warrants that it is duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation, that it has all requisite power and authority to enter into this Consent and that this Consent has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation. Each of the undersigned Senior Holders further represent and warrant that: (i) it is the beneficial or record owner of the Senior Note originally issued to it, free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) such Senior Holder has neither assigned, pledged or transferred in any manner, any interest in either the Senior Note originally issued to it or the Security Agreement; and (iii) it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933.

SECTION 6.     Effect of Amendment. This Consent shall become effective on the date on which (the “Effective Date”) the following conditions have occurred: (a) the Company and the undersigned Senior Holders have executed and delivered counterparts of this Consent and the Amended Security Agreement, and (b) the closing of the transactions contemplated under the new exchange agreement between the Company and the Exchanging Holders shall have occurred. At the Effective Time, (i) the applicable portions of this Consent shall be a part of each Convertible Senior Note, as amended hereby, and (ii) each reference in any such document to “this Note”, “hereof”, “hereunder”, or words of like import, and each reference in any other document or agreement to any of the Convertible Senior Notes shall mean and be a reference to the Convertible Senior Notes, as amended hereby. Except as expressly amended hereby, each of the Convertible Senior Notes amended herein shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. This Consent shall be affixed to the original of each Convertible Senior Note and become a part thereof.

SECTION 7.      Governing Law; Miscellaneous.

(a)      This Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law. Headings used herein are for convenience of reference only and shall not affect the meaning of this Consent. This Consent may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

(b)       This Consent contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior arrangements and understandings between the parties, either written or oral, with respect to its subject matter. This Consent may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by all of the parties hereto. The observance of any term of this Consent may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the party against whom enforcement of any such waiver is sought. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waivers of or exceptions to any term, condition, or provision of this Consent, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. This Consent shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(c)      Each Senior Holder expressly represents and warrants that (a) before executing this Consent, such Senior Holder has fully informed himself or itself of the terms, contents, conditions and effects of this Amendment; (b) such Senior Holder has had the opportunity to seek the advice of his or its own counsel and advisors before executing this Consent; (c) this Consent is the result of arm’s length negotiations conducted by and among the parties; and (d) such Senior Holder acknowledges that the law firm of Becker & Poliakoff, LLP has been retained by the Company to prepare this Amendment as legal counsel for the Company, that Becker & Poliakoff, LLP does not represent any Senior Holder in connection with the preparation or execution of this Amendment, that such firm has not given any legal, investment or tax advice to any Senior Holder regarding this Consent and that such Senior Holder has not relied upon any legal advice except as provided by its own attorneys. Becker & Poliakoff, LLP is expressly intended as a beneficiary of the representations and warranties of the Senior Holder contained in this paragraph.

 [Signature Page Follows]

WITNESS WHEREOF, the parties have caused this Consent to be executed by their respective duly authorized representatives, as of the date first set forth above

AEON GLOBAL HEALTH CORP. By: /s/ Michael J. Poelking Name: Michael J. Poelking Title: Chief Financial Officer

ACCEPTED AND AGREED:

MKA 79, LLC

By:         /s/ J. David Luce

Name:   J. David Luce

Title:     Manager

Principal Amount of Senior Note: $641,294

VER 83, LLC

By:         /s/ Douglas B. Luce

Name:   Douglas B. Luce

Title:     Manager

Principal Amount of Senior Note: $1,056,875

Signature Page to Consent

EXHIBIT A

FORM OF AMENDED SECURITY AGREEMENT